Exhibit 10.1

January 3, 2008

Robert J. Capetola, Ph.D.
c/o Discovery Laboratories, Inc.
2600 Kelly Road
Suite 100
Warrington, PA 18976

Re:	Amendment to Employment Agreement

Dear Dr. Capetola,

This amendment is attached to and made part of the Amended and Restated Employment Agreement dated as of May 4, 2006 between you and Discovery Laboratories, Inc. (as it may have been previously amended, the “Agreement”). Effective as of the date hereof the parties hereby agree that certain provisions of the Agreement are revised as set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms as set forth in the Agreement.

1.    Section 2 of the Agreement is hereby amended to provide (i) that the Term of the Agreement shall continue through May 3, 2010, and (ii) that, commencing on May 4, 2010, and on each May 4th thereafter, the Term of the Agreement shall automatically be extended for one additional year, except in the event of notice as provided for therein.

2.    The second sentence of Section 2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Upon the occurrence of a Change of Control during the Term of this Agreement, including any extensions thereof, this Agreement shall automatically be extended until the end of the Effective Period if the end of the Effective Period is after the then current expiration date of the Term.”

3.    The first sentence of Section 6(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding any provision to the contrary in any Company equity or other incentive plan or any stock option or restricted stock agreement between the Company and the Executive, all shares of stock and all options to acquire Company stock held by the Executive shall accelerate and become fully vested and, with respect to restricted stock, all restrictions shall be lifted, upon the Change of Control Date.”

Except as amended herein, the remaining terms and conditions of the Agreement shall remain in full force and effect. This addendum confirms an agreement between you and the Company with respect to the subject matter hereof and is a material part of the consideration stated in the Agreement and mutual promises made in connection therewith. Please indicate your acceptance of the terms contained herein by signing both copies of this amendment, retaining one copy for your records, and forwarding the remaining copy to the Company.

DISCOVERY LABORATORIES, INC.

By:
Name: David L. Lopez
Title: Executive Vice President and General Counsel

Accepted and Agreed to:

Name: Robert J. Capetola, Ph.D.